
<ARTICLE>                  5

<PERIOD-TYPE>                                        12-MOS
<FISCAL-YEAR-END>                                    MAR-31-1998
<PERIOD-END>                                         MAR-31-1998
<CASH>                                               722,737
<SECURITIES>                                         966,668
<RECEIVABLES>                                        000
<ALLOWANCES>                                         000
<INVENTORY>                                          000
<CURRENT-ASSETS>                                     000
<PP&E>                                               12,141,809
<DEPRECIATION>                                       000
<TOTAL-ASSETS>                                       20,546,738<F1>
<CURRENT-LIABILITIES>                                  12,105,704<F2>
<BONDS>                                              000
<COMMON>                                             000
<PREFERRED-MANDATORY>                                000
<PREFERRED>                                          000
<OTHER-SE>                                           8,600,858
<TOTAL-LIABILITY-AND-EQUITY>                         20,546,738<F3>
<SALES>                                              000
<TOTAL-REVENUES>                                     2,268,532<F4>
<CGS>                                                000
<TOTAL-COSTS>                                        000
<OTHER-EXPENSES>                                     2,360,732<F5>
<LOSS-PROVISION>                                     000
<INTEREST-EXPENSE>                                   887,572
<INCOME-PRETAX>                                      000
<INCOME-TAX>                                         000
<INCOME-CONTINUING>                                  000
<DISCONTINUED>                                       000
<EXTRAORDINARY>                                      000
<CHANGES>                                            000
<NET-INCOME>                                         (3,219,105)<F6>
<EPS-PRIMARY>                                        (53.12)
<EPS-DILUTED>                                        000

<F1>Included in Total Assets:  Accounts  receivable of $30,589,  tenant security deposits of $46,223, Investments in Local Limited Partnerships of $5,985,365, Mortgage escrow deposits of $136,287, Operating reserves of $35,926, Replacement reserves of $105,759, Deferred fees, net of $311,903 and Other assets of $63,472. <F2>Included in other liabilities: Mortgage notes payable of $11,247,950, Note payable of $3,266, Accounts Payable to Affiliates of $566,352, Accounts Payable and accrued expenses of $162,072, Accrued interest payable of $71,753 and Security deposits payable of 54,311. <F3>Included in Total Liabilities and Equity: Minority interest in Local Limited Partnerships of $159,824. <F4>Total Revenue includes: Rental of $1,870,527, Investment of $95,837 and Other of $302,168. <F5>Included in Other Expenses: Asset Management fees of $277,743, General and Administrative of $214,600, Rental Operations, exclusive of depreciation of $1,078,426, Property Management fees of $79,942, Bad debt expense of $14,555, Depreciation of $557,845 and Amortization of $137,621. <F6>Net loss reflects: Equity in losses of Local Limited Partnerships of $2,249,569 and minority interest in loss of Local Limited Partnership of $10,236.

